Q1 FY2025 Shareholder Letter

October 31, 2024

Dear Shareholders,

Our Q1 FY25 results reflect continued progress toward Peloton’s overarching financial goal of making our business sustainable and profitable for the long term. We had a strong Q1 FY25 and performed above our guidance on all of our key metrics. We’re especially pleased with our bottom line results and Free Cash Flow – we’re achieving our cost savings targets faster than we expected as a result of strong execution by our talented Peloton team members.

We remain hard at work and on track to achieve the goals we set for FY25, which include:
•Aligning our cost structure to the current size of our business, by delivering over $200 million of run-rate cost savings by the end of fiscal year 2025 from our cost restructuring plan announced in May 2024.
•Improving our unit economics across all products, sales channels and markets, in pursuit of profitable growth and meaningful free cash flow generation.
•Continuing to make strategic investments in innovation to enable Peloton to return to top-line growth. This includes product development in both software and hardware features, refining our marketing strategy to efficiently attract new audiences, as well as evolving our content offering to deliver more diversified, engaging fitness experiences.

Our GAAP net loss for Q1 was $1 million, which was an improvement of $158 million Y/Y and $30 million Q/Q, and our GAAP Operating Income was $13 million, which was an improvement of $145 million Y/Y and $76 million Q/Q. Our net cash provided by operating activities was $12 million, an increase of $92 million Y/Y and decrease of $20 million Q/Q.

We are focused on optimizing costs across our business and it shows in our P&L and cash flow. Operating expenses decreased $126 million or 30% Y/Y in Q1. We are proud of our Q1 performance in our non-GAAP profitability metrics, which we believe are useful to investors for understanding and evaluating our operating results. We achieved $116 million of Adjusted EBITDA* and $11 million of Free Cash Flow*.

A key part of managing our business toward profitable growth is improving our LTV to CAC ratio by addressing levers that are within our control. To enhance customer LTV, we are focused on expanding Connected Fitness Gross Margin by improving our hardware unit economics. In Q1 we raised the recommended retail price for our Bike and Bike+ products in our International markets. This was especially important in Germany, where we transitioned our operations to a third-party retail and distribution model. We also increased the retail price of Row in North America, and reduced promotional activity across our hardware portfolio compared to last quarter and Q1 FY24. These efforts, along with mix-shifts toward higher margin revenue streams such as Precor and Bike rental products, and continued efficiencies throughout our supply chain, resulted in our Connected Fitness Gross Margin of 9.2% which was up +90 bps Q/Q and +600 bps Y/Y.

Improving our CAC efficiency requires us to be highly disciplined with our marketing spend. We reduced total Sales and Marketing expense by $64 million or 44% Y/Y in Q1, primarily driven by historically low media spend in the quarter, which decreased 57% Y/Y and was the lowest quarter of media spend since fiscal year 2020. We intentionally reduced our media spend in Q1 because it is a seasonally low hardware sales period. As we approach the holiday season, we expect to increase media spend while maintaining discipline to ensure that the subscribers we acquire are profitable.

Our Q1 results also reflect the continued strength of our category-leading subscription business, which has over 6 million loyal Members, 2.9 million Paid Connected Fitness subscribers, 582 thousand Paid App subscribers, $1.7 billion of annualized subscription revenue and a 67.8% Subscription Gross Margin. Our loyal Member base enables this stable source of revenue, so while we are focused on near-term levers to drive profitable subscriber gross additions, we are equally focused on strategically investing across Marketing, Product and Content to support Member engagement.

Our go-to-market strategy continues to evolve with a balanced approach that creates demand among new audiences, coupled with improved efficiency in short-term conversion tactics. Today, two thirds of our Members are women, so we see an opportunity to attract more men to Peloton through messaging that highlights the robust value of a Peloton membership. Further, we see an opportunity to grow our Tread business given our belief that the at-home treadmill market is more than twice the size of the market for at-home stationary bikes. Our goal is to build demand among core audiences and then capture that demand during less frequent promotional moments. While we are still in early days, we are encouraged by the signals that suggest these marketing strategies are working. In Q1, we saw a 9% Y/Y mix-shift in hardware sales toward men, with the highest shift in our Tread portfolio.

*For a reconciliation of all non-GAAP financial measures to their most directly comparable GAAP financial measure, and rationale for why we rely on these measures, please see the reconciliation tables located below.

We continue to see what we believe is low Average Net Monthly Paid Connected Fitness Subscription Churn, which was 1.9% in Q1. We believe subscriber retention is linked to engagement, which remains relatively stable Y/Y and well above pre-Covid levels. In Q1 we released several new content offerings to expand our existing library of over 40 thousand classes, including our annual All for One Programming Event featuring various popular musicians, including Keith Urban performing in-studio. These All for One classes generated 26 thousand live member workouts and over 900 thousand workouts on-demand in the first week available on the platform.

Our product development efforts are grounded in features that we believe support long-term subscriber growth. We are testing a number of new products and features, including the Strength+ App, Game-Inspired Fitness experiences, Personalized Plans and Private Teams. These experimental initiatives are designed to drive higher engagement from our Members by offering personalization, social engagement, and alternative workout experiences. We expect some of these software initiatives will be more effective than others, so our development approach prioritizes getting early versions to market sooner to assess Member response and iterate accordingly.

As we approach the holiday season, we’re confident in the enhancements we’ve made to improve the Member experience. We continue to strengthen our delivery experience and improve the quality of our global Member support, and we’re more committed than ever to operational excellence. We expect these improvements to put us in a better position to deliver a great customer experience throughout the quarter.

Following the end of Q1, we also completed the search for Peloton’s next Chief Executive Officer and President. Peter Stern will be joining Peloton effective January 1, 2025 to lead the Company into its next phase of profitable growth. Peter is a seasoned strategist who brings meaningful expertise operating at the nexus of hardware, software, content and services at Ford, Apple and Time Warner Cable. As the co-founder and driving force behind Apple Fitness+, Peter led its growth to millions of members, and he has grown more than a dozen subscription businesses. Beyond his depth of experience, Peter is passionate about Peloton's products and services, a Member since 2016 and an early adopter of both the Bike and Tread products.

ADDITIONAL BUSINESS HIGHLIGHTS

Connected Fitness Sales Channels
We continue to optimize our sales and distribution channels. In Q1 we continued our retail store closure efforts, and next month we plan to evaluate a more cost-efficient retail model by testing a reimagined smaller store concept. Ahead of the holiday season, we are expanding our third party retail channels as well. The Peloton Bike+ will be available at Costco with special pricing for Costco members across 300 US locations and Costco's website for a limited time. We also shifted our German retail and distribution model to Amazon and FitShop, allowing us to operate in a capital efficient way that we believe may serve as a model for future International expansion.

Innovative Content Offerings
In addition to our annual All for One programming event, we recently rolled out a number of new programs to serve our Member base’s diverse interests, including Strength for Soccer, and new offerings across Barre, Pilates, Yoga and Meditation. We also expanded our low-impact workout offering with the launch of Walking Bootcamps, the latest in a series of Walking and Hiking content. We also delivered content for the performance athlete segment, releasing more 75, 90 and 120-minute classes in response to Member interest. Lastly, in addition to Lanebreak, we have been conducting a beta test for a new immersive, game-inspired cycling experience designed for competitive and social engagement.

New and Expanded Partnerships
We’re leaning into existing partnerships and exploring opportunities to partner with other businesses strategically to reach incremental audiences with our world-class Connected Fitness experience.
•We launched a new partnership with TrueMed in October, making it easier for qualified US-based Peloton customers to use pre-tax Health Savings Account (HSA)/Flexible Spending Account (FSA) dollars to purchase applicable Peloton products through a payment integration on our website.
•We expanded our partnership with Hyatt in Q1 by rolling out the Earn More, Move More program for World of Hyatt loyalty members. This first-of-its-kind global program enables Members to earn World of Hyatt loyalty points by completing Peloton workouts at participating Hyatt hotels.
•Our partnership with Google Fitbit launched in September with 100 Peloton classes on the Fitbit Premium Platform and 5 sample classes on the Fitbit Free App. Early customer feedback generally has been positive.
•We continue to be pleased with our content licensing arrangement with lululemon, which delivers a meaningful, consistent revenue stream from their subscriber base.

FY 2025 Q1 Operating Metrics and Financial Summary

				% Change
User Metrics	Q1 FY24	Q4 FY24	Q1 FY25	Y/Y	Q/Q
Members (in millions)	6.4	6.4	6.2	(3)%	(3)%
Ending Paid Connected Fitness Subscriptions (in millions)	2.964	2.981	2.900	(2)%	(3)%
Average Net Monthly Paid Connected Fitness Subscription Churn	1.5%	1.9%	1.9%	40 bps	0 bps
Ending Paid App Subscriptions (in millions)	0.763	0.615	0.582	(24)%	(5)%
Average Monthly Paid App Subscription Churn	6.3%	8.4%	7.1%	80 bps	(130) bps

Financial Results (dollars in millions)
Connected Fitness Products Revenue	$180.6	$212.1	$159.6	(12)%	(25)%
Subscription Revenue	415.0	431.4	426.3	3%	(1)%
Total Revenue	$595.5	$643.6	$586.0	(2)%	(9)%

Connected Fitness Products Gross Profit	$5.7	$17.6	$14.6	159%	(17)%
Connected Fitness Products Gross Margin	3.1%	8.3%	9.2%	600 bps	90 bps

Subscription Gross Profit	$279.7	$294.4	$289.1	3%	(2)%
Subscription Gross Margin	67.4%	68.2%	67.8%	40 bps	(40) bps
Subscription Contribution Margin (1)	72.0%	72.4%	71.7%	(30) bps	(70) bps

Total Gross Profit	$285.4	$312.0	$303.8	6%	(3)%
Total Gross Margin	47.9%	48.5%	51.8%	390 bps	340 bps

Total Operating Expenses	$417.6	$375.3	$291.2	(30)%	(22)%

Net Loss	$(159.3)	$(30.5)	$(0.9)	99%	97%
Adjusted EBITDA (1)	$9.1	$70.3	$115.8	1,171%	65%

Net Cash (Used in) Provided by Operating Activities	$(79.2)	$32.7	$12.5	116%	(62)%
Free Cash Flow (1)	$(83.2)	$26.0	$10.7	113%	(59)%
____________________________________
(1) For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, and rationale for why we rely on these measures, please refer to the reconciliation tables in the section titled “Non-GAAP Financial Measures.”

OPERATING METRICS
Paid Connected Fitness Subscriptions
We ended the quarter with 2.90 million Ending Paid Connected Fitness Subscriptions, a net decrease of 81 thousand in the quarter. This exceeded the high end of our guidance range by 10 thousand subscribers.The main driver of our subscriber outperformance was favorable net churn as a result of fewer subscription pauses, partially offset by slightly lower gross additions.

Average Net Monthly Paid Connected Fitness Subscription Churn was 1.9%, slightly favorable versus expectations, in-line with the prior quarter, and an increase of roughly 40 bps Y/Y. As a reminder, net churn performance from Q1 FY24 included a one-time benefit as a result of elevated unpauses, following elevated pauses in response to our original Bike seatpost recall in Q4 FY23.

Paid App Subscriptions
We ended the quarter with 582 thousand Ending Paid App Subscriptions, a net reduction of 33 thousand in the quarter. This result exceeded the high end of our guidance range by 12 thousand from both higher additions and better than expected Average Monthly Paid App Subscription Churn, which was 7.1%.

In Q1 we’ve continued to scale back the amount of media spend to support growth in Paid App Subscriptions to maximize media efficiency. As we continue evolving our App with software enhancements such as Personalized Plans and Private Teams, and developing new offerings like the Strength+ App beta, we may elect to invest more in App media if we see signals that suggest we can accelerate growth of Paid App subscribers efficiently.

Q1 FINANCIAL RESULTS
Revenue
Total Revenue was $586.0 million for the three months ended September 30, 2024, which was comprised of $159.6 million of Connected Fitness Products Revenue, a decrease of $20.9 million or 11.6% Y/Y, and $426.3 million of Subscription Revenue, an increase of $11.4 million or 2.7% Y/Y. Total Revenue was above the high end of our $560 million to $580 million guidance range, primarily due to higher Subscription Revenue as a result of higher Paid Connected Fitness and Paid App subscribers, as well as slightly higher Connected Fitness Products Revenue.

Gross Profit and Margin
Total Gross Profit was $303.8 million for the three months ended September 30, 2024, yielding a Total Gross Margin of 51.8%, which was 180 bps above our guidance of 50%, due to favorable Connected Fitness Products Gross Margin and revenue mix-shift toward our Subscription segment. Connected Fitness Products Gross Margin was 9.2%, ahead of internal expectations while Subscription Gross Margin was 67.8%, in-line with internal expectations.

Operating Expenses
Total operating expenses, including Impairment and Restructuring expenses, were $291.2 million for the three months ended September 30, 2024, a $126.4 million or 30.3% reduction compared to $417.6 million for the three months ended September 30, 2023.

General and administrative expense was $119.5 million, a decrease of $31.5 million or 20.9% versus the year ago period, primarily driven by an $18.0 million decrease in personnel-related expenses, inclusive of stock-based compensation expense associated with decreased average headcount, and a decrease in professional services fees of $8.5 million.

Sales and marketing expense was $81.9 million, a decrease of $64.2 million or 43.9% versus the year ago period, reflecting decreased spending on advertising and marketing programs of $51.7 million or 56.7%, and lower personnel-related expenses, including stock-based compensation expense, associated with decreased average headcount.

Research and development expense was $58.5 million, a decrease of $20.1 million or 25.6% versus the year ago period, primarily driven by decreases in personnel-related expenses, including stock-based compensation expense, associated with decreased average headcount, and decreases in product development costs.

This quarter we recognized $7.8 million of Impairment and Restructuring expense, of which $4.9 million was non-cash. The non-cash charges were primarily related to asset write-downs in relation to exiting retail showrooms. The cash charges were comprised of $3.4 million in exit and disposal costs and professional fees, offset by a $0.5 million net benefit from lower severance and other personnel costs. We also recognized $23.5 million of supplier settlements primarily due to accruals for the three months ended September 30, 2024 related to settlement of disputes with a third-party supplier about certain alleged past and future commitments.

Adjusted EBITDA
Adjusted EBITDA was $115.8 million in the first quarter, which was $55.8 million above the high end of our guidance range, and an $106.7 million improvement Y/Y. Outperformance was partially driven by roughly $15 million of timing savings within FY25.

Net Cash Provided by Operating Activities, Free Cash Flow & Cash Balance
Net cash provided by operating activities was $12.5 million and Free Cash Flow was $10.7 million. We ended the quarter with $722.3 million in unrestricted cash and cash equivalents. We also have access to a $100.0 million revolving credit facility, which remains undrawn to date.

Q2 FY25 OUTLOOK

			Q2 FY25 Range		% Change (Midpoint)
User Metrics (in millions)	Q2 FY24	Q1 FY25	Low	High	Y/Y	Q/Q
Ending Paid Connected Fitness Subscriptions	3.00	2.90	2.84	2.86	(5)%	(2)%

Ending Paid App Subscriptions	0.72	0.58	0.56	0.58	(21)%	(2)%

Financial Results (dollars in millions)
Total Revenue	$743.6	$586.0	$640.0	$660.0	(13)%	11%

Total Gross Margin	40.3%	51.8%	46.5%	46.5%	624 bps	(534) bps

Adjusted EBITDA	$(81.7)	$115.8	$20.0	$30.0	131%	(78)%

Q2 Outlook
Our guidance for Q2 FY25 Ending Paid Connected Fitness Subscriptions of 2.84 to 2.86 million reflects a sequential decrease of 50 thousand subscribers at the midpoint. We expect our Average Net Monthly Paid Connected Fitness Subscription Churn rate to slightly improve sequentially in Q2.

Our Q2 FY25 Ending Paid App Subscription outlook of 560 thousand to 580 thousand reflects a sequential decrease of 12 thousand subscribers at the midpoint, as a result of a decision to limit App media spend.

Revenue guidance of $640 million to $660 million reflects a sequential increase of $64 million at the midpoint as a result of these subscription trends, combined with an expected seasonal increase in hardware sales. Total Gross Margin guidance of 46.5% reflects an expected sequential decline in Total Gross Margin of 534 bps as a result of a seasonal mix-shift toward our Connected Fitness Products segment during the holiday sales period.

Our second quarter Adjusted EBITDA guidance of $20 million to $30 million reflects a sequential decline of $91 million at the midpoint, mainly due to higher sales & marketing expenses as we increase media spend for the holiday season.

FY25 OUTLOOK

		FY25 Range		% Change (Midpoint)
User Metrics (in millions)	FY24	Low	High	Y/Y
Ending Paid Connected Fitness Subscriptions	2.98	2.68	2.75	(9)%

Ending Paid App Subscriptions	0.62	0.55	0.60	(7)%

Financial Results (dollars in millions)
Total Revenue	$2,700.5	$2,400.0	$2,500.0	(9)%

Total Gross Margin	44.7%	49.0%	49.0%	432 bps

Adjusted EBITDA	$3.5	$240.0	$290.0	7,398%

Full Year Outlook
Our Full Year FY25 guidance reflects the expectation that hardware sales will decline Y/Y, as well as an expectation that Average Net Monthly Paid Connected Fitness Churn will continue to increase modestly Y/Y and follow our historical seasonal pattern.

Our Full Year guidance range for Paid Connected Fitness Subscriptions of 2.68 to 2.75 million remains unchanged and reflects a broad range of outcomes. We will continue to refine our strategy to improve unit economics over the course of FY25, which may include additional changes in pricing, promotional strategy, or other levers available to achieve our financial targets. Any changes in these areas may affect our gross additions for Paid Connected Fitness Subscriptions across the fiscal year.

Our Full Year guidance range for Paid App Subscriptions of 550 thousand to 600 thousand, a 20 thousand reduction versus our prior guidance, reflects our decision to limit App media spend as we invest in product development to improve the Member experience.

Additionally, as we continue to improve our Member experience, we see clear opportunities to improve engagement, which could result in favorability to churn for both Connected Fitness and App. While we are optimistic we can improve engagement through product and content innovation and evolving our marketing strategy, the timing of when we will start to see meaningful impact from these efforts is uncertain, and therefore not reflected in our guidance.

Our primary focus for FY25 is delivering on our key financial results, which include Total Revenue, Total Gross Margin, and Adjusted EBITDA. We are prioritizing these metrics along with achieving our Free Cash Flow target. Our FY25 outlook for Revenue remains unchanged at $2,400 million to $2,500 million, as well as our outlook for Total Gross Margin, which remains unchanged at 49.0%.

We are raising our FY25 Adjusted EBITDA guidance by $40 million to $240 million to $290 million, which reflects our continued improvements in profitability, largely due to Y/Y gross margin expansion, the operating cost savings we expect to achieve related to our previously announced cost restructuring plan, and reduced Y/Y media spend.

We are also raising our FY25 Free Cash Flow target to $125 million+, up $50 million from our previous guidance, primarily from lower inventory production that we expect to create a greater working capital tailwind, as well as continued operating expense efficiencies. Following our Q1 Free Cash Flow result of $11 million, we do expect to achieve positive Free Cash Flow in all four quarters of the fiscal year. We expect to make meaningful progress in deleveraging our balance sheet throughout FY25 and beyond.

We are proud of what our Peloton team members have accomplished already in FY25, knowing we still have meaningful work ahead of us. As we approach the holiday season, we will continue executing on our goals to maximize this important sales period for our business. We look forward to welcoming Peter Stern in January and continuing to execute our fiscal year goals under his leadership. Thank you to Chris Bruzzo, who will be stepping down and returning to his role on the Board of Directors effective November 1, for his leadership as Interim co-CEO. Karen Boone will remain in her role as Interim-CEO until January 1, when she will return to her role on the Board.

Webcast
We will host a call at 8:30 a.m. ET on Thursday, October 31, 2024 to discuss our financial results. A live webcast of the call will be available at https://investor.onepeloton.com/news-and-events/events and a replay will be available on the investor relations page of the Company's website for 30 days.

Safe Harbor Statement
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this shareholder letter other than statements of historical fact, including, without limitation, statements regarding our expected financial results for the first quarter of and full fiscal year 2025; our execution of and timing of and the expected benefits from our restructuring initiatives and cost-saving measures; the cost savings and other efficiencies of expanding relationships with our third-party partners; details regarding and the timing of the launch of new products and services; our new initiatives with retailer partners and our efforts to optimize our retail showroom footprint, the prices of our products and services in the future; our future operating results and financial position, including our ability to achieve and maintain our Free Cash Flow, revenue, gross margin and adjusted EBITDA targets; our profitability; our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions.

We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions and other important factors that could cause actual results to differ materially from those stated, including, without limitation: our ability to achieve and maintain future profitability; our ability to attract and maintain Subscribers; our ability to accurately forecast consumer demand of our products and services and adequately manage our inventory; our ability to execute and achieve the expected benefits of our restructuring initiatives and other cost-saving measures and whether our efforts will result in further actions or additional asset impairment charges that adversely affect our business; our ability to anticipate consumer preferences and successfully develop and offer new products and services in a timely manner, or effectively manage the introduction of new or enhanced products and services; demand for our products and services and growth of the Connected Fitness Products Market; our ability to maintain the value and reputation of the Peloton brand; disruptions or failures of our information technology systems or websites; our reliance on a limited number of suppliers, contract manufacturers, and logistics partners for our Connected Fitness Products; our lack of control over suppliers, contract manufacturers, and logistics partners for our Connected Fitness Products; our ability to predict our long-term performance and changes to our revenue as our business matures; any declines in sales of our Connected Fitness Products; the effects of increased competition in our markets and our ability to compete effectively; our dependence on third-party licenses for use of music in our content; actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; increases in component costs, long lead times, supply shortages or other supply chain disruptions; accidents, safety incidents or workforce disruptions; seasonality or other fluctuations in our quarterly results; our ability to generate class content; risks related to acquisitions or dispositions, including the acquisition of Precor, and our ability to integrate any such acquired companies into our operations and control environment; risks related to expansion into international markets; risks related to payment processing, cybersecurity, or data privacy; risks related to the Peloton App and its ability to work with a range of mobile and streaming technologies, systems, networks, and standards; our ability to effectively price and market our Connected Fitness Products and subscriptions and our limited operating history with which to predict the profitability of our subscription model; any inaccuracies in, or failure to achieve, operational and business metrics or forecasts of market growth; our ability to maintain effective internal control over financial and management systems and remediate material weaknesses, including with respect to Precor; impacts from warranty claims or product returns; our ability to maintain, protect, and enhance our intellectual property; our ability to comply with laws and regulations that currently apply or become applicable to our business both in the United States and internationally; our reliance on third parties for computing, storage, processing and similar services and delivery and installation of our products; our ability to attract and retain highly skilled personnel and maintain our culture; risks related to our common stock and indebtedness; and those risks and uncertainties described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission, as such risks and uncertainties may be updated in our filings with the Securities and Exchange Commission, which are available on the Investor Relations page of our website at https://investor.onepeloton.com/investor-relations and on the SEC website at www.sec.gov.You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Our forward-looking statements speak only as of the date of this shareholder letter, and we undertake no obligation to update any of these forward-looking statements for any reason after the date of this shareholder letter or to conform these statements to actual results or revised expectations, except as required by law.

FINANCIAL TABLES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	September 30,	June 30,
	2024	2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$722.3	$697.6
Accounts receivable, net	101.8	103.6
Inventories, net	333.3	329.7
Prepaid expenses and other current assets	127.6	135.1
Total current assets	1,285.1	1,266.0
Property and equipment, net	330.5	353.7
Intangible assets, net	12.4	15.0
Goodwill	41.2	41.2
Restricted cash	49.7	53.2
Operating lease right-of-use assets, net	416.9	435.0
Other assets	21.3	21.0
Total assets	$2,157.1	$2,185.2
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$399.8	$432.3
Deferred revenue and customer deposits	154.5	163.7
Current portion of long-term debt	10.0	10.0
Operating lease liabilities, current	73.0	75.3
Other current liabilities	2.9	3.9
Total current liabilities	640.2	685.2
Convertible senior notes, net	540.5	540.0
Term loan, net	949.1	950.1
Operating lease liabilities, non-current	482.0	503.3
Other non-current liabilities	25.6	25.7
Total liabilities	2,637.4	2,704.3
Commitments and contingencies (Note 8)
Stockholders’ deficit
Common stock, $0.000025 par value; 2,500,000,000 and 2,500,000,000 shares of Class A common stock authorized, 363,136,266 and 358,120,105 shares of Class A common stock issued and outstanding as of September 30, 2024 and June 30, 2024, respectively; 2,500,000,000 and 2,500,000,000 shares of Class B common stock authorized, 18,141,608 and 18,141,608 shares of Class B common stock issued and outstanding as of September 30, 2024 and June 30, 2024, respectively.	—	—
Additional paid-in capital	4,998.2	4,948.6
Accumulated other comprehensive income	6.0	15.9
Accumulated deficit	(5,484.6)	(5,483.7)
Total stockholders’ deficit	(480.3)	(519.1)
Total liabilities and stockholders' deficit	$2,157.1	$2,185.2

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in millions, except share and per share amounts)

	Three Months Ended September 30,
	2024	2023
Revenue:
Connected Fitness Products	$159.6	$180.6
Subscription	426.3	415.0
Total revenue	586.0	595.5
Cost of revenue:
Connected Fitness Products	145.0	174.9
Subscription	137.2	135.2
Total cost of revenue	282.2	310.1
Gross profit	303.8	285.4
Operating expenses:
Sales and marketing	81.9	146.0
General and administrative	119.5	151.1
Research and development	58.5	78.7
Impairment expense	4.9	24.0
Restructuring expense	2.9	17.8
Supplier settlements	23.5	—
Total operating expenses	291.2	417.6
Income (loss) from operations	12.5	(132.3)
Other expense, net:
Interest expense	(35.4)	(27.2)
Interest income	8.1	8.4
Foreign exchange gain (loss)	14.8	(7.8)
Other (expense) income, net	(0.1)	0.3
Total other expense, net	(12.6)	(26.2)
Loss before provision for income taxes	—	(158.5)
Income tax expense	0.8	0.8
Net loss	$(0.9)	$(159.3)
Net loss attributable to Class A and Class B common stockholders	$(0.9)	$(159.3)
Net loss per share attributable to common stockholders, basic and diluted	$—	$(0.44)
Weighted-average of shares of Class A and Class B common stock outstanding, basic and diluted	378,776,423	358,547,563
Other comprehensive (loss) income:
Change in foreign currency translation adjustment	(9.9)	1.9
Total other comprehensive (loss) income	(9.9)	1.9
Comprehensive loss	$(10.8)	$(157.4)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities:
Net loss	$(0.9)	$(159.3)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	24.8	30.8
Stock-based compensation expense	47.2	74.2
Non-cash operating lease expense	14.7	16.8
Amortization of debt discount and issuance costs	2.1	3.5
Impairment expense	4.9	24.0
Foreign exchange (gain) loss	(14.8)	7.8
Changes in operating assets and liabilities:
Accounts receivable	2.0	(3.0)
Inventories	0.7	(1.4)
Prepaid expenses and other current assets	12.1	(31.7)
Other assets	—	(2.0)
Accounts payable and accrued expenses	(48.7)	0.7
Deferred revenue and customer deposits	(9.4)	(13.4)
Operating lease liabilities, net	(21.9)	(23.9)
Other liabilities	(0.3)	(2.3)
Net cash provided by (used in) operating activities	12.5	(79.2)
Cash Flows from Investing Activities:
Capital expenditures	(1.8)	(4.1)
Proceeds from sale of Peloton Output Park	4.2	—
Net cash provided by (used in) investing activities	2.4	(4.1)
Cash Flows from Financing Activities:
Principal repayment of Term Loan	(2.5)	(1.9)
Proceeds, net from employee stock purchase plan withholdings	0.7	(0.2)
Proceeds from employee stock plans	6.5	10.7
Principal repayments of finance leases	—	(0.4)
Net cash provided by financing activities	4.8	8.2
Effect of exchange rate changes	1.5	(0.5)
Net change in cash, cash equivalents, and restricted cash	21.2	(75.5)
Cash, cash equivalents, and restricted cash — Beginning of period	750.9	885.5
Cash, cash equivalents, and restricted cash — End of period	$772.1	$809.9
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$38.7	$23.5
Cash paid for income taxes	$1.1	$1.2
Supplemental Disclosures of Non-Cash Investing and Financing Information:
Accrued and unpaid capital expenditures, including software	$0.2	$1.1

NON-GAAP FINANCIAL MEASURES
In addition to our results determined in accordance with accounting principles generally accepted in the United States, or GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Subscription Contribution, Subscription Contribution Margin, and Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

A reconciliation of the Company’s Adjusted EBITDA and Free Cash Flow guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that are made for other expense (income), net, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, restructuring expense, impairment expense, supplier settlements, product recall related matters, litigation and settlement expenses, transaction and integration costs, and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which could be material.

Adjusted EBITDA
We calculate Adjusted EBITDA as net (loss) income adjusted to exclude: other expense (income), net; income tax expense; depreciation and amortization expense; stock-based compensation expense; impairment expense; product recall related matters; certain litigation and settlement expenses; transaction and integration costs; reorganization, severance, exit, disposal and other costs associated with restructuring plans; supplier settlements; and other adjustment items that arise outside the ordinary course of our business.
We use Adjusted EBITDA as a measure of operating performance and the operating leverage in our business. We believe that this non-GAAP financial measure is useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results for the following reasons:

•Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, other expense (income), net, and provision for income taxes that can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired;
•Our management uses Adjusted EBITDA in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance; and
•Adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of our core operating results, and may also facilitate comparisons with other peer companies, many of which use a similar non-GAAP financial measure to supplement their GAAP results.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are, or may in the future be, as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us;
•Adjusted EBITDA does not reflect gains (losses) associated with refinancing efforts that we have determined are outside of the ordinary course of business and are nonrecurring, infrequent or unusual based on factors such as the nature and strategy of the refinancing, as well as our frequency and past practice of performing refinancing activities.
•Adjusted EBITDA does not reflect certain litigation expenses, consisting of legal settlements and related fees for specific proceedings that we have determined arise outside of the ordinary course of business and are nonrecurring, infrequent or unusual based on the following considerations which we assess regularly: (1) the frequency of similar cases that have been brought to date, or are expected to be brought within two years; (2) the complexity of the case; (3) the nature of the remedy(ies) sought, including the size of any monetary damages sought; (4) offensive versus defensive posture of us; (5) the counterparty involved; and (6) our overall litigation strategy. Following a change in practice beginning during the fiscal year ended June 30, 2022, we no longer adjust adjusted EBITDA for costs from new patent litigation or consumer arbitration claims, unless we consider the matter to be nonrecurring, infrequent or unusual. We continue to adjust adjusted EBITDA for historical patent infringement and consumer arbitration claims that were determined, prior to our change in practice, to be nonrecurring, infrequent, or unusual;
•Adjusted EBITDA does not reflect transaction and integration costs related to acquisitions;
•Adjusted EBITDA does not reflect impairment charges for goodwill and fixed assets, and gains (losses) on disposals for fixed assets;
•Adjusted EBITDA does not reflect the impact of purchase accounting adjustments to inventory related to the Precor acquisition;
•Adjusted EBITDA does not reflect costs associated with certain product recall related matters including adjustments to the return reserves, inventory write-downs, logistics costs associated with Member requests, the cost to move the recalled product for those that elect the option, subscription waiver costs of service, and recall-related hardware development and repair costs. We make adjustments for product recall related matters that we have determined arise outside of the ordinary course of business and are nonrecurring, infrequent or unusual based on factors including the nature of the product recall, our experience with similar product recalls at the time of such assessment, the impacts on us of the recall remedy and associated logistics, supply chain, and other externalities, as well as the expected consumer demand for such a remedy, and operational complexities in the design, regulatory approval and deployment of a remedy;
•Adjusted EBITDA does not reflect reorganization, severance, exit, disposal, and other costs associated with restructuring plans;
•Adjusted EBITDA does not reflect nonrecurring supplier settlements that are outside of the ordinary course of business and are nonrecurring, infrequent or unusual based on factors such as the nature of the settlements, as well as our frequency and past practice of performing refinancing activities; and
•The expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results and we may, in the future, exclude other significant, unusual expenses or other items from this financial measure. Because companies in our industry may calculate this measure differently than we do, its usefulness as a comparative measure can be limited.

Because of these limitations, Adjusted EBITDA should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to Net loss, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

Adjusted EBITDA

	Three Months Ended September 30,		Three Months and Fiscal Year Ended		Three Months Ended December 31,
	2024	2023	June 30, 2024		2023
	(in millions)
Net loss	$(0.9)	$(159.3)	$(30.5)	$(551.9)	$(194.9)
Adjusted to exclude the following:
Total other expense, net	12.6	26.2	20.7	76.8	9.5
Net gain on debt refinancing	—	—	(53.6)	(53.6)	—
Income tax expense	0.8	0.8	0.1	(0.2)	(1.7)
Depreciation and amortization expense	24.8	30.8	25.8	108.8	25.1
Stock-based compensation expense	47.2	67.0	105.4	305.2	66.6
Impairment expense	4.9	24.0	10.6	57.3	3.6
Restructuring expense	2.9	18.4	(2.8)	67.1	13.9
Supplier settlements	23.5	—	(0.3)	(2.6)	(1.5)
Product recall related matters	—	(1.8)	(5.8)	(14.0)	(6.5)
Litigation and settlement expenses	—	2.9	0.6	10.8	4.2
Adjusted EBITDA	$115.8	$9.1	$70.3	$3.5	$(81.7)

Subscription Contribution and Subscription Contribution Margin
We define “Subscription Contribution” as Subscription Revenue less Subscription Cost of revenue, adjusted to exclude from Subscription Cost of revenue, depreciation and amortization expense, and stock-based compensation expense. Subscription Contribution Margin is calculated by dividing Subscription Contribution by Subscription Revenue.
We use Subscription Contribution and Subscription Contribution Margin to measure our ability to scale and leverage the costs of our Connected Fitness Subscriptions. We believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results because our management uses Subscription Contribution and Subscription Contribution Margin in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance.

The use of Subscription Contribution and Subscription Contribution Margin as analytical tools has limitations, and you should not consider these in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Subscription Contribution and Subscription Contribution Margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•Subscription Contribution and Subscription Contribution Margin exclude stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy.

Because of these limitations, Subscription Contribution and Subscription Contribution Margin should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Subscription Contribution and Subscription Contribution Margin to Subscription Gross Profit and Subscription Gross Margin, respectively, which are the most directly comparable financial measures prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended September 30,		Three Months Ended June 30,
	2024	2023	2024
	(dollars in millions)
Subscription Revenue	$426.3	$415.0	$431.4
Less: Subscription Cost of revenue	137.2	135.2	137.0
Subscription Gross Profit	$289.1	$279.7	$294.4
Subscription Gross Margin	67.8%	67.4%	68.2%
Add back:
Depreciation and amortization expense	$7.9	$9.3	$8.1
Stock-based compensation expense	8.7	9.7	9.7
Subscription Contribution	$305.7	$298.7	$312.3
Subscription Contribution Margin	71.7%	72.0%	72.4%

We believe continued growth of our Connected Fitness Subscription base will allow us to improve our Subscription Contribution Margin. While there are variable costs, including music royalties, associated with our Connected Fitness Subscriptions, a significant portion of our content creation costs are fixed given that we operate with a limited number of production studios and Instructors. We expect the fixed nature of those expenses to scale over time as we grow our Connected Fitness Subscription base.

Free Cash Flow
We define Free Cash Flow as Net cash provided by (used in) operating activities less capital expenditures. Free Cash Flow reflects an additional way of viewing our liquidity that, we believe, when viewed with our GAAP results, provides management, investors, and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows.

The use of Free Cash Flow as an analytical tool has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, Free Cash Flow does not incorporate payments made for purchases of marketable securities, business combinations and asset acquisitions. Because of these limitations, Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended September 30,		Three Months Ended June 30,
	2024	2023	2024
	(in millions)
Net cash provided by (used in) operating activities	$12.5	$(79.2)	$32.7
Capital expenditures	(1.8)	(4.1)	(6.7)
Free Cash Flow	$10.7	$(83.2)	$26.0